Exhibit 3.1

CERTIFICATE OF FORMATION

OF

DTE ELECTRIC SECURITIZATION FUNDING I LLC

This Certificate of Formation of DTE Electric Securitization Funding I LLC (the “LLC”), dated as of July 22, 2021, has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST. The name of the limited liability company is DTE Electric Securitization Funding I LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Timothy J. Lepczyk
Name: Timothy J. Lepczyk
Authorized Person

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:32 PM 07/22/2021

FILED 02:32 PM 07/22/2021

SR 20212777114 - File Number 6105554